Exhibit 99.1

OptimizeRx to Participate at Lake Street Annual Best Ideas Growth Conference on September 12, 2019

ROCHESTER, Mich., (August 29, 2019) — OptimizeRx Corp. (NASDAQ: OPRX), a leading provider of digital health messaging for the pharmaceutical industry, has been invited to participate in the Lake Street Capital Markets 3rd Annual Best Ideas Growth (BIG3) Conference being held on September 12, 2019 at the Parker New York.

OptimizeRx CEO William Febbo is scheduled to participate in one-on-one meetings. He will discuss a number of topics, including the company’s record Q2 results, its new business intelligence and communications services, and how the company is supporting better health outcomes through its digital health network that now reaches more than a million doctors and patients nationwide.

The company’s digital health network is expanding into the acute care market after reaching more than half of the ambulatory patient market in the U.S.

The BIG3 event brings together more than 60 dynamic small-cap publicly traded company management teams to interact with over 100 institutional accounts from across the country in a one-on-one meeting format.

The event is for institutional clients of Lake Street and is by invitation only. To schedule a one-on-one meeting with OptimizeRx, please contact your Lake Street sales representative or conference@lakestreetcm.com. For any questions about OptimizeRx, contact Ron Both of CMA at (949) 432-7557 or submit your request here.

About OptimizeRx

OptimizeRx® (NASDAQ: OPRX), a digital health company, connects pharmaceutical companies to patients and providers, offering greater affordability, adherence and brand awareness at the point-of-care. As the nation’s largest point-of-prescribe promotional platform for the pharmaceutical industry, OptimizeRx provides a direct channel for pharma companies to communicate with healthcare providers right within their workflow and also directly to patients.

The cloud-based solution supports patient adherence to medications and better healthcare outcomes with real-time access to financial assistance, prior authorization, education and critical clinical information. OptimizeRx provides more than half of the ambulatory patient market with access to these benefits through leading EHR platforms like Allscripts, Amazing Charts and Quest, and directly via its mobile communications platform.

For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

Media Relations Contact

Nicole Brooks, Innsena Communications

Tel (860) 800-2344

nicolebrooks@innsena.com

Investor Relations Contact

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team

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